H
The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below.
Overview
The S&P Economic Cycle Factor Rotator Index (the Index) is a rules based index that seeks to rotate its exposure among one of four distinct strategies (each, a Sub Index) based on the current U.S. business cycle indicated by the Chicago Fed National Activity Index
CFNAI ). The CFNAI is a weighted average of 85 monthly indicators of national economic activity that provides a single, summary measure of a common factor in these national economic data. Historical movements in the CFNAI have tended in the past to track periods of economic expansion and contraction, as well as periods of increasing and decreasing inflationary pressure. Each Sub Index is a r ules based index that seeks to maintain a target volatility of 6% by dynamically allocating between the relevant U.S. excess retur n s tyle index that it references (each, an Underlying Equity Index) and the S&P 5 Year U.S. Treasury Note Futures Excess Return Index (the Und erlying
Treasury Index). Each Sub Index deducts a notional borrowing cost based on a composite LIBOR rate
Summary of Terms
Issuer:
JPMorgan Chase Financial Company LLC
Guarantor:
JPMorgan Chase & Co.
Minimum Denomination:
Denomination:$1,000
Index (Index Ticker):
S&P Economic Cycle Factor Rotator Index ( SPECFR6P
Pricing Date:
July 31, 2020
Observation Date:
July 31, 2024
Maturity Date:
August 5, 2024
Participation Rate:
At least 105.00%*
Additional Amount:
Amount:$1,000 ×Index Return ×Participation Rate
Payment At Maturity:
If the Final Value is greater than the Initial Value, at maturity, you will receive a cash payment, for each
$1,000 principal amount note, of $1,000 plus the Additional Amount.
If
the Final Value is equal to or less than the Initial Value, your payment at maturity will be calculated as follows:
$1,000 + ($1,000
×Index Return)
In no event, however, will the payment at maturity be less than
950.00 per $1,000 principal amount note.
If the Final Value is less than the Initial Value, you will lose up to 5.00% of your principal amount at maturity.
You are entitled to repayment of at least $950.00 per $1,000 principal amount note at maturity, subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co.
CUSIP:
48132MSG7
Preliminary Pricing
Supplement:
http://sp.jpmorgan.com/document/cusip/48132MSG7/doctype/Product_Termsheet/document.pdf
For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes
, p lease see the
hyperlink above.
Any
payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes
The “total return” as used above is the number, expressed as a percentage, that results from comparing the payment at maturit
y p er
$1,000 principal amount note to $1,000
Investing in the notes linked to the Index involves a number of risks. See "Selected Risks" on page 2 of this document, "Risk
Factors" in the prospectus supplement and the relevant product supplement and underlying supplement and "Selected Risk
Considerations" in the relevant pricing supplement.
Neither
the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document or the relevant product supplement or underlying supplement or the prospec tus supplement or the prospectus. Any representation to the contrary is a criminal offense.
J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com
Hypothetical Total Returns**
Final Value
Index Return
Total Return on the
Notes
165.00
65.00
68.25%
140.00
40.00%
42.00%
120.00
20.00%
21.00%
110.00
10.00
10.50%
105.00
5.00%
5.25%
101.00
1.00%
1.05%
100.00
0.00%
0.00%
99.00
-
1.00% -
1.00%
97.50
-
2.50% -
2.50%
95.00
-
5.00% -
5.00%
90.00
-
10.00% -
5.00%
80.00
-
20.00% -
5.00%
60.00
-
40.00% -
5.00%
40.00
-
60.00% -
5.00%
20.00
-
80.00% -
5.00%
0.00
-
100.00% -
5.00%
4
yr Partial Principal at Risk S&P Economic Cycle Factor Rotator Index Notes
North America Structured Investments
Terms supplement to the prospectus dated
April 8, 2020, the prospectus supplement dated April 8, 2020, the product supplement no. 3 I dated April 8, 2020 and the underlying supplement no. 2 I dated April 8, 2020
Registration Statement
Nos.
333 236659 and 333 236659 01
Dated
July 1, 2020
Rule 424(b)(3)
*The
actual Participation Rate will be provided in the pricing supplement and will not be less than 105.00
**
Reflects Participation Rate equal to the minimum Participation Rate set forth herein, for illustrative purposes. The hypothetical returns shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower.

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com
Selected Purchase Considerations
•
The notes offer repayment of at least 95.00% of principal at maturity, subject to the credit risks of JPMorgan Chase Financial
Company LLC and JPMorgan Chase & Co.
•
The Index tracks the return of a notional dynamic portfolio consisting of (a) one of four Underlying Equity Indices as set fo rth below and (b) the Underlying Treasury Index, while seeking to maintain an annualized realized volatility approximately equal to 6.0
•
Each Underlying Equity Index seeks to provide exposure to the price change, less a notional financing cost deducted on a daily basis, of U.S. companies exhibiting one of the following sets of characteristics: momentum, value, high buybacks and free cash flows, or high dividends and low volatility.
•
The Underlying Treasury Index seeks to track the performance of a rolling position in the 5 Year U.S. Treasury Note futures contract.
•
On a monthly basis, the Index selects one of the four Underlying Equity Indices based on the stage of the U.S. business cycle in ferred from the recent trend and average level of the Chicago Fed National Activity Index (“ CFNAI ”), which is a weighted average of 85 monthly indicators of national economic activity:
* If
the CFNAI suggests the economy is currently moving from recovery to contraction, the Index waits one month to confirm the signal before rebalancing from Value into High Div Low Vol.
There
is no assurance that the Index methodology used to identify the current phase of the business cycle will be effective.
•
Momentum The S&P Momentum United States LargeMidCap (USD) Excess Return Index is designed to measure the performance of U.S. large and mid capitalization companies with relatively higher recent performance compared to the S&P
United States LargeMidCap Index
•
Value: The S&P 500 ® Pure Value Excess Return Index is designed to measure the performance of stocks in the S&P 500 ®
Index that exhibit relatively strong value characteristics (by reference to (1) book value to price ratio, (2) earnings to pr ice ratio and (3) sales to price ratio) and relatively weak growth characteristics (by reference to EPS growth, sales per share growth and price momentum
•
Buyback : The S&P 500 ® Buyback FCF Excess Return Index is designed to measure the performance of 30 companies
(excluding JPMorgan Chase & Co., Visa and their past or present affiliated companies) with relatively higher rates of buying back their own stock, relatively higher levels of trading activity in their stock, and relatively higher free cash flow yield s, as compared to the S&P 500 ® Index.
•
High Div Low Vol : The S&P 500 ® Low Volatility High Dividend Excess Return Index is designed to measure the performance of the 50 least volatile among the 75 highest dividend yielding companies in the S&P 500 ® Index, subject to sector and individual constituent concentration limits. Although the S&P 500 ® Low Volatility High Dividend Excess Return Index measures the performance of high dividend yielding companies, the S&P 500 ® Low Volatility High Dividend Excess Return Index will not include any dividends paid on the securities that make up the S&P 500 ® Low Volatility High Dividend Excess Return Index.
Selected Risks
•
The notes may not pay more than 95.00% of the principal amount at maturity.
•
The Underlying Equity Indices will include the deduction of a notional financing cost calculated based on the relevant LIBOR rate s.
•
Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co.
Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JP Morgan
Chase Financial Company LLC or JPMorgan Chase & Co.
•
Our affiliate, J.P. Morgan Securities LLC (“ JPMS ”), worked with S&P Dow Jones Indices LLC in developing the guidelines and policies governing the composition and calculation of the Index.
•
JPMorgan Chase & Co. is currently one of the companies that make up the S&P 500 ® Index and may be included in three Underlying
Equity Indices.
•
The Index may not be successful or outperform any alternative strategy that might be employed in respect of the Underlying Equity
Indices and the Underlying Treasury Index (the “Underlying Indices”) and the CFNAI
•
The Index may not approximate its target volatility of 6.0%.
•
The Index may be significantly uninvested
•
The Index may be more heavily influenced by the performance of the relevant Underlying Equity Index than the performance of the
Underlying Treasury Index in general over time.
•
A significant portion of the Index’s exposure may be allocated to the Underlying Treasury Index.
•
Changes in the value of the relevant Underlying Indices may offset each other or may become correlated in decline.
•
The investment strategy used to construct the Index involves daily adjustments to its notional exposure to the Underlying Indices
•
There is no assurance that the strategies employed by the Underlying Equity Indices will be successful.
•
The Underlying Equity Indices are subject to concentration risk.
•
The Underlying Treasury Index is subject to significant risks associated with futures contracts.
•
Uncertainty about the future of LIBOR may affect LIBOR rates.
•
The Index and some of the Underlying Equity Indices have limited operating histories and may perform in unanticipated ways.
•
The Underlying Treasury Index is an “excess return” index and not a “total return” index because it does not reflect interest tha t c ould be earned on funds notionally committed to the trading of futures contracts.
•
Negative roll returns associated with futures contracts may adversely affect the performance of the Underlying Treasury Index.
Suspension or disruptions of market trading in futures contracts may adversely affect the Index.
•
No interest payments, dividend payments or voting rights
•
As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets.
•
The estimated value of the notes will be lower than the original issue price (price to public) of the notes.
•
The estimated value of the notes is determined by reference to an internal funding rate.
•
The estimated value of the notes does not represent future values and may differ from others’ estimates.
•
The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated valu e of the notes for a limited time period.
•
Lack of liquidity: JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal.
•
Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calcul ati on agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activitie s o f J.P.
Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes dec line.
•
The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.
The
risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and applicable product supplement and underlying supplement and “Selected Risk Considerations” in the preliminary pricing supplement for additional information.
Disclaimer
Any information relating to performance contained in these materials is illustrative and no assurance is given that any indic ati ve returns, performance or results, whether historical or hypothetical, will be achieved. These terms are subject to change, and J.P.
Morgan undertakes no duty to update this information. This document shall be amended, superseded and replaced in its entirety by a subsequent preliminary pricing supplement and/or pricing supplement, and the documents referred to therein. In the event any inconsistency between the information presented herein and any such preliminary pricing supplement and/or pricing supplem ent , such preliminary pricing supplement and/or pricing supplement shall
Past performance, and especially hypothetical back
tested performance, is not indicative of future results. Actual performance m ay vary significantly from past performance or any hypothetical back tested performance. This type of information has inherent limitations and you should carefully consider these limitations before placing reliance on such information.
IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o
f U .S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the mat ter s addressed herein or for the purpose of avoiding U.S. tax related penalties.
Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing account in g, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.
This material is not a product of J.P. Morgan Research Departments.
North America Structured Investments
4
yr Partial Principal at Risk S&P Economic Cycle Factor Rotator Index Notes